Exhibit 21.2

SUBSIDIARIES OF KILROY REALTY, L.P.

NAME OF SUBSIDIARY OR ORGANIZATION	STATE OF INCORPORATION OR FORMATION
Kilroy Realty Finance Partnership, L.P.	Delaware
Kilroy Services, LLC	Delaware
Kilroy Realty TRS, Inc.	Delaware
Kilroy Realty Management, L.P.	Delaware
Kilroy Realty 303, LLC	Delaware
KR Westlake Terry, LLC	Delaware
KR 6255 Sunset, LLC	Delaware
KR MML 12701, LLC	Delaware
KR 690 Middlefield, LLC	Delaware
KR Lakeview, LLC	Delaware
KR Tribeca West, LLC	Delaware
KR 331 Fairchild, LLC	Delaware
KR Hollywood, LLC	Delaware
KR 350 Mission, LLC	Delaware
Fremont Lake Union Center, LLC	Delaware
KR 555 Mathilda, LLC	Delaware
KR Redwood City Member, LLC	Delaware
Redwood City Partners, LLC	Delaware
KR Academy, LLC	Delaware
KR 401 Terry, LLC	Delaware
KR Mission Bay, LLC	Delaware
KR Flower Mart, LLC	Delaware
KR SFFGA, LLC	Delaware
KR 333 Dexter, LLC	Delaware
KR 330 Dexter, LLC	Delaware
KR 400 Aurora, LLC	Delaware
KR 401 Dexter, LLC	Delaware
KR 100 Hooper, LLC	Delaware
KR 149 Morris, LLC	Delaware